Exhibit 99.1

FOR IMMEDIATE RELEASE

Boston Scientific Announces Changes to Board of Directors

Chairman Pete Nicholas to retire; President and CEO Mike Mahoney to become chairman

MARLBOROUGH, Mass. (February 25, 2016) — Boston Scientific Corporation (NYSE: BSX) announced today a number of changes to the leadership and membership of its Board of Directors.

Pete M. Nicholas, the company’s co-founder and chairman of its board, has announced that he will retire from the Board at the 2016 Annual Meeting of Stockholders in May. Pete served as Boston Scientific’s chief executive officer and co-chairman of the board since its founding in 1979. In 1995, Pete stepped down as CEO and became its chairman. During his almost 40 years of leadership, the company grew to become a global leader in the field of interventional medicine, improving the lives of patients worldwide.

The board appointed the company’s President and CEO, Michael F. Mahoney, to serve as chairman of the board upon Pete’s retirement. Current director Edward J. Ludwig, former CEO and Chairman of the Board of Becton, Dickinson and Company, will serve as lead independent director. Both will assume the new roles immediately following the Annual Meeting.

Outgoing Chairman Nicholas expressed confidence in Mahoney in his expanded role as company chairman. He also praised the company’s employees and thanked them for their innovative and team-based winning spirit that enabled to company to achieve success.

“The company is in an excellent position under Mike’s leadership, and with the support of a strong and dedicated board and an outstanding worldwide team of dedicated employees, the company remains poised to continue its current trajectory of successful growth,” said Pete Nicholas. “This transition is an exciting and forward-looking one for the entire company, and I know it will further enhance the ability of Boston Scientific to continue to serve patients and strengthen its high performance both as an innovator and leader.”

In addition, current Directors Ernest Mario, Ph.D. and N.J. (“Nick”) Nicholas, Jr. have also decided to retire from the board. Nick Nicholas, brother of Pete Nicholas, joined the board in 1994 and chairs its Nominating and Governing Committee. Dr. Mario, who joined the board in 2001, is chair of its Executive Compensation and Human Resources Committees and is a member of its Audit Committee. Both Dr. Mario and Nick Nicholas plan to continue to serve in their current capacities until the Annual Meeting in May.

The board has also appointed Ellen M. Zane as a new director, effective April 15. Zane brings deep healthcare experience to the Boston Scientific board; she has served as the chief executive officer of Tufts Medical Center and the Floating Hospital for Children, network president of Partners HealthCare System and chair of the Massachusetts Hospital Association.

“These changes represent a major milestone in the history of the company as Pete’s dedication, passion and commitment were instrumental In bringing the benefits of interventional medicine to patients in need. Under Pete’s leadership, Boston Scientific has become a leading global healthcare corporation serving 22 million patients each year, and we are deeply indebted for his decades of service and love of the company. Nick’s and Ernie’s leadership have also helped us build and sustain the company’s momentum, and their efforts have resulted in a stronger company and more effective and diverse board,” Mahoney said. “We truly look forward to welcoming Ellen, whose history of patient-centric healthcare leadership will help Boston Scientific continue to deliver meaningful innovation to our patients and physicians.”

About Boston Scientific

Boston Scientific transforms lives through innovative medical solutions that improve the health of patients around the world. As a global medical technology leader for more than 35 years, we advance science for life by providing a broad range of high performance solutions that address unmet patient needs and reduce the cost of healthcare. For more information, visit www.bostonscientific.com and connect on Twitter and Facebook.

Contacts:

Tom Keppeler

508-683-6585 (office)

Media Relations

Boston Scientific Corporation

tom.keppeler@bsci.com

Investors: Susie Lisa, CFA

508-683-5565 (office)

Investor Relations

Boston Scientific Corporation

investor_relations@bsci.com